Exhibit 99.1
C4 Therapeutics Outlines Strategic Milestones to Advance Cemsidomide as a Potential Best-in-Class IKZF1/3 Degrader and Discovery Strategy Focused on Novel Targets in Clinically Validated Pathways

Cemsidomide Phase 2 MOMENTUM Trial On Track to Initiate in Q1 2026; Recommended Phase 2 Dose is 100 µg
Cemsidomide Phase 1b Trial in Combination With Elranatamab On Track to Initiate in Q2 2026
Internal Discovery Strategy Progressing Efforts Focused on Inflammation, Neuro-inflammation and Neuro-degenerative Diseases With Novel Targets in Clinically Validated Pathways
Cash Runway to End of 2028 Provides Funding Through Key Value Inflection Points
WATERTOWN, Mass., Jan. 14, 2026 (GLOBE NEWSWIRE) -- C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company dedicated to advancing targeted protein degradation science, today outlined milestones through 2028 and highlighted recent achievements.
“We begin 2026 with compelling opportunities ahead, anchored by cemsidomide’s path to become a foundational medicine for multiple myeloma by reaching patients across multiple lines of therapy. As we prepare to initiate two cemsidomide trials in the coming months, we believe the emerging data exploring the class in combination with BiTE therapies derisks our strategy to rapidly advance cemsidomide through registrational development,” said Andrew Hirsch, president and chief executive officer of C4 Therapeutics. “We are equally excited about our new discovery strategy that leverages a decade of learnings in the TPD field as well as the strengths of our platform to address unmet needs for inflammation, neuro-inflammation and neuro-degenerative diseases by degrading novel targets that modulate validated inflammatory pathways. Our strong balance sheet provides cash runway through key inflection points, keeping us positioned to advance our portfolio and create transformative medicines for patients.”
Anticipated Key Strategic Milestones
C4T’s vision is to become a fully integrated biopharmaceutical company leveraging the benefits of targeted protein degradation across drug discovery, clinical development and commercialization to create and deliver breakthrough therapies for patients. To achieve this vision, C4T’s strategy centers around rapidly advancing cemsidomide to become the IKZF1/3 degrader of choice across lines of therapy and progressing its early portfolio of high-value degraders pursuing novel targets. The following anticipated key strategic milestones through 2028 support this strategy.

Cemsidomide
Relapsed/Refractory Multiple Myeloma: Fourth Line or Later
•In Q1 2026, initiate the Phase 2 MOMENTUM trial of cemsidomide and dexamethasone and complete enrollment within 12 months.
•In mid-2026, present further analysis of the data from the ongoing Phase 1 trial of cemsidomide and dexamethasone.
•In 2H 2027, present initial overall response rate (ORR) data for the MOMENTUM trial.
•In mid-2028, present efficacy and safety for the MOMENTUM trial.
•By year-end 2028, submit new drug application evaluating cemsidomide and dexamethasone for potential accelerated approval in fourth line or later.
Relapsed/Refractory Multiple Myeloma: Second Line or Later
•In Q2 2026, initiate the Phase 1b trial of cemsidomide in combination with elranatamab and provide incremental updates throughout dose escalation.
•In mid-2026, share the plan to initiate an additional Phase 1b trial to evaluate cemsidomide in combination with other anti-myeloma agents.
•In mid-2027, present Phase 1b data from all cohorts evaluating cemsidomide in combination with elranatamab.
•By early 2028, initiate the Phase 3 trial evaluating cemsidomide in combination with a BCMA BiTE.
Early Portfolio: CFT8919
•In Q1 2026, utilize data from the Phase 1 dose escalation trial to inform ex-China clinical development.
Early Portfolio: Internal Discovery Projects Focused on Inflammation, Neuro-inflammation and Neuro-degenerative Diseases
•By year-end 2028, deliver up to three investigational new drug applications.
Early Portfolio: Discovery Collaborations
•Earn additional research milestones and potential licensing fees from collaborations with Merck KGaA, Darmstadt, Germany, Roche and Biogen.
•By year-end 2026, deliver at least one development candidate to a collaboration partner.
•By year-end 2026, advance existing collaborations toward key milestones.
2025 Achievements
Cemsidomide
•Completed enrollment in the Phase 1 trial of cemsidomide and dexamethasone and presented data demonstrating that the two highest dose levels (75 µg and 100 µg) achieved a 40% and 53% ORR, respectively. This compelling anti-myeloma activity in a heavily pretreated patient population reinforces cemsidomide’s potential best-in-class profile.

•Developed a regulatory path incorporating FDA feedback that positions cemsidomide to potentially receive two distinct accelerated approvals in (1) fourth line or later for cemsidomide and dexamethasone, and (2) second line or later for cemsidomide in combination with a BCMA BiTE.
•Selected 100 µg dose for the MOMENTUM trial as the recommended Phase 2 dose after discussions with FDA.
CFT8919
•Advanced the Phase 1 dose escalation trial in China with partner Betta Pharmaceuticals to generate data that will inform C4T’s next steps.
Internal Discovery Pipeline
•Implemented new discovery strategy focused on developing degrader medicines for five novel targets that modulate three clinically validated pathways for inflammation, neuro-inflammation and neuro-degenerative diseases to potentially deliver new therapies with enhanced efficacy for patients with unmet needs. This strategy leverages C4T’s expertise in developing highly catalytic orally bioavailable degraders that penetrate the blood brain barrier to achieve high central nervous system exposures and compelling efficacy in central nervous system models as well as C4T’s ability to control targeted protein levels through finely tuned degrader kinetics.
•Extended capabilities to identify molecular glue degraders for targets with and without G- and RT-loops by utilizing DNA-encoded library (DEL) technology.
About Cemsidomide
Cemsidomide is an investigational, orally bioavailable molecular glue degrader of IKZF1/3, transcription factors that drive multiple myeloma. Data from the Phase 1 trial, which has completed enrollment, show cemsidomide’s differentiated safety and tolerability profile and potentially class-leading anti-myeloma activity that support the potential for durable outcomes.
About the MOMENTUM Trial
MOMENTUM (Multi-center trial Of cemsidoMidE iN relapsed/refracTory mUltiple Myeloma) is a Phase 2, open-label, single-arm study to evaluate the efficacy, safety, pharmacokinetics and pharmacodynamics of cemsidomide in combination with dexamethasone in patients with relapsed/refractory multiple myeloma. Data from the Phase 1 trial identified 100 µg as the recommended Phase 2 dose. The primary endpoint is overall response rate per International Myeloma Working Group response criteria, as assessed by an independent review committee. Approximately 100 patients who have received at least three prior anti-myeloma regimens that must have included an IKZF1/3 degrader, a proteasome inhibitor, an anti-CD38 antibody, and a T-cell engager or CAR-T therapy will be enrolled in the trial. More information is available at clinicaltrials.gov (NCT07284758).
About Cemsidomide in Combination With Elranatamab (ELREXFIO®)
The Phase 1b trial is designed to evaluate the safety, tolerability and preliminary efficacy of cemsidomide in combination with elranatamab, an FDA-approved B-cell maturation antigen

CD3 targeted bispecific antibody. The study will evaluate different cemsidomide dose levels (beginning with 75 µg, with the opportunity to simultaneously explore 50 µg and 100 µg) in patients who have received one to four prior lines of therapy, which must have consisted of at least one IKZF1/3 degrader. Exclusion criteria for patients include those who have received prior treatment with a BCMA-directed T-cell engager or BCMA-directed CAR-T therapy. More information is available at clinicaltrials.gov (NCT07280013).
About Multiple Myeloma
Multiple myeloma (MM) is a rare blood cancer affecting plasma cells. Approximately 36,000 people in the United States are diagnosed with MM each year. Despite advances in treatment, MM remains incurable. Treatment combinations include IKZF1/3 degraders, which are established backbone therapies, across lines of therapy.
About C4 Therapeutics
C4 Therapeutics (C4T) (Nasdaq: CCCC) is a clinical-stage biopharmaceutical company dedicated to delivering on the promise of targeted protein degradation science to create a new generation of medicines that transforms patients’ lives. C4T is progressing targeted oncology programs through clinical studies and leveraging its TORPEDO® platform to efficiently design and optimize small-molecule medicines to address difficult-to-treat diseases. C4T’s degrader medicines are designed to harness the body’s natural protein recycling system to rapidly degrade disease-causing proteins, offering the potential to overcome drug resistance, drug undruggable targets and improve patient outcomes. For more information, please visit www.c4therapeutics.com.
Forward Looking Statements
This press release contains “forward-looking statements” of C4 Therapeutics, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; the predictive capability of our TORPEDO platform in the development of novel, selective, orally bioavailable BiDAC™ and MonoDAC™ degraders; the potential timing, design and advancement of our preclinical studies and clinical trials, including the potential timing for and receipt of regulatory authorization related to clinical trials and other clinical development activities including clinical trial commencement and patient enrollment; our ability and the potential to successfully manufacture and supply our product candidates for clinical trials; our ability to replicate results achieved in our preclinical studies or clinical trials in any future studies or trials; our ability to replicate interim or early-stage results from our clinical trials in the results obtained when those clinical trials are completed or when those therapies complete later-stage clinical trials; regulatory developments in the United States and foreign countries; the anticipated timing and content of presentations of data from our clinical trials; and our ability to fund our future operations. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing, advancement and conduct of preclinical and clinical studies and other development requirements for our product candidates; the risk that any one or more of our product candidates will cost more to develop or may not be successfully developed and commercialized; and the risk that sufficient capital to fund our future operations will not be available to us on acceptable terms or at the times required. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and C4 Therapeutics undertakes no duty to update this information unless required by law.
Contacts:
Investors:
Courtney Solberg
Associate Director, Investor Relations
CSolberg@c4therapeutics.com
Media:
Loraine Spreen
Senior Director, Corporate Communications & Patient Advocacy
LSpreen@c4therapeutics.com